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                                                                      EXHIBIT 14

                               COGNEX CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                  INTRODUCTION

PURPOSE AND SCOPE

         The Board of Directors of Cognex Corporation (together with its subsidiaries, branches and affiliates, "Cognex") has adopted this Code of Business Conduct and Ethics to aid Cognex's directors, officers and employees in making ethical and legal decisions when conducting Cognex's business and performing their day-to-day duties.

         Cognex's Board of Directors or a committee of the Board is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer. The highest ranking employee in the Cognex Human Resources Department (currently, the Vice President, Corporate Employee Services) has been appointed Cognex's Compliance Officer under this Code.

         Cognex expects its directors, officers and employees to exercise reasonable judgment when conducting Cognex's business. Cognex encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. Cognex also understands that this Code will not specifically address every situation you may encounter or every concern you may have about conducting Cognex's business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, Cognex encourages each director, officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with our Compliance Officer.

CONTENTS OF THIS CODE

         This Code has two sections which follow this Introduction. The first section, "Standards of Conduct," contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of Cognex's business. The second section, "Compliance Procedures," contains specific information about how this Code functions, including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and enforced. This section also contains a discussion about waivers of and amendments to this Code.

A NOTE ABOUT OTHER OBLIGATIONS

         Cognex's directors, officers and employees generally have other legal and contractual obligations to Cognex, including without limitation Cognex's Invention, Non-Disclosure and Non-Competition Agreement and/or other employee agreements that may be applicable. This Code is not intended to reduce or limit the other obligations that you may have to Cognex. Instead, the standards in this Code should be viewed as the minimum standards that Cognex expects from its directors, officers and employees in the conduct of Cognex's business.

STANDARDS OF CONDUCT

CONFLICTS OF INTEREST

         Cognex recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in Cognex's best interests. In most, if not all cases, this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and Cognex's interests.


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         A "conflict of interest" occurs when a director's, officer's or employee's personal interest interferes with Cognex's interests. Conflicts of interest may arise in many situations. Each individual's situation is different and, in evaluating his or her own situation, a director, officer or employee will have to consider many factors. By way of example, to avoid even the appearance of impropriety:

     - No director, officer or employee may take an action or have an outside interest, responsibility or obligation that would have a high likelihood of affecting his/her ability to perform the responsibilities of his or her position objectively and/or effectively in Cognex's best interests.

     - Employees may only accept personal favors, loans, meals, entertainment, transportation or services worth a nominal value from Cognex's customers, contractors, suppliers, vendors or anyone else doing business with Cognex. Such payments likely to improperly influence decisions to the non-Cognex party's benefit are considered improper, whether or not that purpose was intended. Similarly, under no circumstances are personal, intimate, romantic or sexual relationships between any Cognex employee and any Cognex customer, contractor, supplier, vendor or anyone else doing business with Cognex (whether actual or potential) allowed to influence a decision pertaining to that outside party. If there is any reason to believe a gift, entertainment, or other item of value offered to, or received from, a customer, purchasing agent, supplier, provider of services, or other person, creates the appearance of impropriety, the employee considering making/receiving the gift or providing the entertainment or other item, should discuss the proposal/item with his/her manager or the highest ranking employee in the Human Resources Department.

     - Employees are not permitted to become employed by, or retained as a consultant by, or otherwise provide services to any customer, contractor, supplier, vendor or competitor of Cognex. Before accepting any consulting or freelance work, employees should discuss the work with Cognex's Human Resources Department to ensure that it does not conflict with Cognex's interests.

         Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director or executive officer should be disclosed directly to the Chairman of the Board of Directors.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Cognex seeks to conduct its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting Cognex's business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

PROTECTION AND PROPER USE OF COGNEX'S ASSETS

         Loss, theft and misuse of Cognex's assets has a direct impact on Cognex's business and its profitability. Employees, officers and directors are expected to protect Cognex's assets that are entrusted to them and to protect Cognex's assets in general. Employees, officers and directors are also expected to take steps to ensure that Cognex's assets are used only for legitimate business purposes.

CORPORATE OPPORTUNITIES

         Employees, officers and directors owe a duty to Cognex to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

     - diverting to himself or herself or to others any opportunities that are discovered through the use of Cognex's property or information or as a result of his or her position with Cognex,

     - using Cognex's property or information or his or her position for improper personal gain, or


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     -    competing with the Company.

CONFIDENTIALITY

         Confidential Information (see below) generated and gathered in Cognex's business plays a vital role in Cognex's business, prospects and ability to compete. Directors, officers and employees shall use Confidential Information solely for legitimate company purposes. Directors, officers and employees may not disclose or distribute Cognex's Confidential Information, except when disclosure is authorized by Cognex or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. If any Cognex director, officer or employee believes he or she has a need, duty or obligation to divulge a Cognex trade secret or other confidential or proprietary information to a third party, that employee must first contact the Legal Department to discuss the matter, which may result in the need to execute a non-disclosure agreement with said third party. Directors, officers and employees must return all of Cognex's Confidential Information in their possession to Cognex when they cease to be employed by or to otherwise serve Cognex.

         "Confidential Information" includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Examples of Cognex trade secrets include, but are not limited to: software algorithms, software source code, designs of Cognex boards and chips, vision technology, "how" Cognex vision software tools work, new product developments, customer identification and lists, customer contract prices, sales data, business strategies, marketing plans and studies, cost reports and bookkeeping methods.

         Further, Cognex considers the components of each employee's compensation package as Confidential Information. Any employee found to be discussing, with anyone other than his/her manager or Human Resources Representative, his or her salary, stock option agreements, performance bonuses, commission plans, and/or profit-sharing contributions - or that of any other employee other than for an official company purpose - may be subject to disciplinary action, up to and including termination of employment.

         Employees should also refer to their Employee Invention, Non-Disclosure and Non-Competition Agreement regarding the protection of Cognex's Confidential Information.

FAIR DEALING

         Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company's reputation and long-term business prospects. Accordingly, it is Cognex's policy that directors, officers and employees must endeavor to deal ethically and lawfully with Cognex's customers, suppliers, competitors and employees in all business dealings on Cognex's behalf. No director, officer or employee should take unfair advantage of another person in business dealings on Cognex's behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

ACCURACY OF RECORDS

         The integrity, reliability and accuracy in all material respects of Cognex's books, records and financial statements is fundamental to Cognex's continued and future business success. No director, officer or employee may cause Cognex to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by Cognex. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on Cognex's books and records.

QUALITY OF PUBLIC DISCLOSURES

          Cognex is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations in accordance with the securities laws of the United States. It is

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Cognex's  policy that the reports and  documents it files with or submits to the
Securities and Exchange Commission, and its earnings releases and similar public
communications   made  by  Cognex,   include  fair,  timely  and  understandable
disclosures. Officers and employees who are responsible for these filings and disclosures, including Cognex's principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled.

                              COMPLIANCE PROCEDURES

COMMUNICATION OF CODE

         All directors and employees will be supplied with a copy of the Code upon beginning service at Cognex. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors and employees by requesting one from the Human Resources Department, and may be accessed by all employees and the general public by accessing the company's website at www.cognex.com.
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MONITORING COMPLIANCE AND DISCIPLINARY ACTION

         Cognex's management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

         Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

         Cognex's management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

REPORTING CONCERNS/RECEIVING ADVICE

         COMMUNICATION CHANNELS

         Be Proactive. Every employee is required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of Cognex, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of Cognex's business or occurring on Cognex's property. IF ANY EMPLOYEE BELIEVES THAT ACTIONS HAVE TAKEN PLACE, MAY BE TAKING PLACE, OR MAY BE ABOUT TO TAKE PLACE THAT VIOLATE OR WOULD VIOLATE THE CODE, HE OR SHE IS OBLIGATED TO BRING THE MATTER TO COGNEX'S ATTENTION.

         Seeking Guidance. The best starting point for an employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her manager. However, if the conduct in question involves his or her manager, if the employee has reported the conduct in question to his or her manager and does not believe that he or she has dealt with it properly, or if the employee does not feel that he or she can discuss the matter with his or her manager, the employee may raise the matter with the Compliance Officer.

         Communication Alternatives. Any employee may communicate with the Compliance Officer by any of the following methods:

a) In writing (which may be done anonymously as set forth below under "Reporting; Anonymity; Retaliation"), addressed to the Compliance Officer, by U.S. mail to P.O. Box 2232, Natick, MA 01760;

b)   By e-mail to feedback@cognex.com;
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c)   Through Cognex's intranet site; or

d) By leaving a voice mail message at (508) 652-3777. This voice mailbox will only be accessible by the Compliance Officer and the Chair of the Audit Committee.

     Please note that anonymity may not be completely maintained through options b, c and d.

     Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or the Compliance Officer. Such communication may be made by any of the methods listed above, or by writing directly to the Chair of Audit Committee.

         Misuse of Reporting Channels. Employees should only use these reporting channels for complaints that he/she reasonably believes, in good faith, may be valid. Any use by an employee of these reporting channels in bad faith or in a false or frivolous manner, will be considered a material breach of his/her employment and such employee would be subject to disciplinary action, including termination.

         REPORTING; ANONYMITY; RETALIATION

         When reporting suspected violations of the Code, Cognex prefers that employees identify themselves in order to facilitate Cognex's ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, Cognex also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

         If an employee wishes to remain anonymous, he or she may do so, and Cognex will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, Cognex may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit Cognex to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

         NO RETALIATION

         Cognex expressly forbids any retaliation against any employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

WAIVERS AND AMENDMENTS

         No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, Cognex's principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to Cognex's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.

         Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.

         All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Cognex's shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company's shares are traded or quoted, as the case may be.


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